Exhibit 7.1

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated as of the 12th day of August, 2022 among Daniel Rubin, an individual residing in the Province of Ontario (“DR”), Robert Klein, an individual residing in the Province of Ontario (“RK”), 909663 Ontario Limited, a corporation incorporated under the laws of the Province of Ontario (“909 Ontario”), Michael Lickver, an individual residing in the Province of Ontario (“ML”, and together with DR, RK and 909 Ontario, collectively the “Vendors” and each of them a “Vendor”), International Star Inc., a corporation incorporated under the laws of the State of Nevada (the “Purchaser”), and Budding Equity Inc., a corporation incorporated under the federal laws of Canada (the “Corporation”);

WHEREAS the Vendors, collectively, own all of the issued and outstanding shares in the capital of the Corporation;

AND WHEREAS the Vendors wish to sell, and the Purchaser wishes to purchase certain of the issued and outstanding common shares in the capital of the Corporation, on and subject to the terms and conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties hereto covenant and agree as follows:

1.	Initial Share Purchase. Reference is made to the Secured Promissory Note dated August [●], 2022 issued by the Corporation to the Purchaser (the “Note”). Within five (5) Business Days of the Purchaser having advanced the first Tranche (as defined in the Note) under the Note, the Purchaser hereby irrevocably purchases, and the Vendors hereby sell to the Purchaser their Proportionate Share of 600,000 issued and outstanding common shares in the capital of the Corporation (the “Initial Shares”), free and clear of all claims, liens and encumbrances, for the aggregate purchase price of CDN $10.00, which purchase price shall be shared by the Vendors each in accordance with their Proportionate Share. The Vendors hereby irrevocably direct the Purchaser to pay the purchase price due and payable under this Section to the Corporation, and this shall be the Purchaser’s good and sufficient irrevocable authority to do so.

2.	Sale of Additional Shares.

(i)	Within five (5) Business Days of each advance by the Purchaser of an aggregate USD $50,000 to a maximum of USD $200,000 (inclusive of any earned OID (as defined in the Note) and legal or other fees retained by the Purchaser under the Note, but excluding all amounts advanced under the first Tranche) as additional Tranche(s) under and in accordance with the Note, then, in addition to the Initial Shares, each Vendor shall sell to the Purchaser their Proportionate Share of such number of issued and outstanding common shares in the capital of the Corporation on the basis that the Vendors will transfer to the Purchaser an aggregate of 100,000 issued and outstanding common shares in the capital of the Corporation for every USD $50,000 advanced by the Purchaser (the “Additional Shares”) to an aggregate maximum of 400,000 Additional Shares, with the aggregate purchase price payable to all Vendors for the Additional Shares being CDN $10.00, to be shared by the Vendors each in accordance with its Proportionate Share. The Purchaser at its option may, in its sole discretion, direct the transfer of the Additional Shares to be in the name of a different Person.

(ii)	On each date of the transfer of the Additional Shares, the Vendors shall deliver to the Purchaser a certificate of the Vendors and a senior officer of the Corporation certifying that the representations and warranties set out in this Agreement are true correct as at such date, as if they had been made on the date thereof.

(iii)	A failure by the Vendors to transfer any Additional Shares in accordance with this Section shall be an Event of Default (as contemplated in and defined in the Note).

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3.	Option. IN FURTHER CONSIDERATION of the covenants and agreements of the Purchaser herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Vendor):

(i)	Each Vendor hereby grants to the Purchaser the irrevocable option to purchase up to all of the of the issued and outstanding common shares in the capital of the Corporation owned by such Vendor (collectively, the “Optioned Shares”).

(ii)	The exercise by the Purchaser of the option granted herein shall be subject to the following terms and conditions:

(A)	the Purchaser will be entitled to exercise the option to purchase the Optioned Shares at any one time, or from time to time in tranches, on or before the date that is first anniversary of the date hereof (the “Expiry Date”). On the Expiry Date, the option granted in this Section 3 shall automatically expire and shall be of no further force and effect; and

(B)	the aggregate option price (the “Option Price”) payable by the Purchaser to each Vendor for each Optioned Share that is purchased hereunder shall be CDN $0.17 per Optioned Share. It is acknowledged and agreed that CDN $0.04 of the Option Price assumes that the current assets (as defined under Canadian GAAP) of the Corporation less the current liabilities (as defined under Canadian GAAP) of the Corporation at the applicable time is equal to CDN $400,000 and that otherwise, the portion of the Option Price in excess of CDN $0.13 will be adjusted accordingly.

(iii)	If the Purchaser elects to exercise the option granted herein, it shall deliver a notice (the “Notice”) to the Vendors (with a copy to the Corporation) in the form of the Notice annexed hereto as Schedule “A” and in the manner provided for in Section 8(d) hereof.

(iv)	Upon receipt of the Notice by the Vendors, this Agreement shall constitute a binding contract of purchase and sale for the number of Optioned Shares being purchased by the Purchaser as indicated in each such Notice.

(v)	Upon receipt of the Notice by the Vendors and subject to the terms and conditions hereof, each Vendor hereby covenants and agrees to sell its Proportionate Share of the number of Optioned Shares indicated in such Notice to the Purchaser.

(vi)	Each closing of the transaction of purchase and sale of Optioned Shares contemplated herein shall take place on the fifth (5th) Business Day following the receipt of the applicable Notice by the Vendors and shall take place at the head office of the Corporation.

(vii)	The Option Price payable in respect of each transaction of purchase and sale of Optioned Shares contemplated herein, shall be paid by the Purchaser to the Vendors in ten (10) equal monthly instalments, with the first payment being due one (1) month after the applicable closing date for the purchase of Optioned Shares.

(viii)	Provided that the Purchaser exercises the option granted herein in accordance with the terms hereof, the Corporation covenants and agrees to, and each of the Vendors hereby authorizes and directs the Corporation to, effect the transfer of the applicable Optioned Shares from the Vendors to the Purchaser.

(ix)	A failure by the Corporation or the Vendors to effect the transfer of the Optioned Shares in accordance with this Section shall be an Event of Default.

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4.	Representations and Warranties. Each of the Vendors and the Corporation, hereby severally, and not jointly and severally, represent and warrant to the Purchaser that (as at the date hereof and as at each date on which the Purchaser purchases the Initial Shares, any Additional Shares and/or any Optioned Shares, as the case may be):

(a)	Each Vendor has the legal capacity and competence to enter into and be bound by this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the transactions contemplated herein and to fulfill his obligations hereunder;

(b)	This Agreement has been duly executed and delivered by each Vendor and is a legal, valid and binding obligation of such Vendor enforceable against such Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)	The Vendors, collectively, are the legal and beneficial owner of all of the issued and outstanding shares of the Corporation, free and clear of any and all liens, claims or encumbrances of any kind, save and except for liens, claims or encumbrances contemplated under the Shareholders’ Agreement, if any. Upon consummation of the transactions contemplated herein, the Purchaser shall acquire good and marketable title to the Initial Shares, the Additional Shares and the Optioned Shares, as the case may be, in each case free and clear of any and all liens, claims or encumbrances of any kind, save and except for liens, claims or encumbrances contemplated under the Shareholders’ Agreement, if any;

(d)	There are no restrictions on the transfer of the shares of the Corporation other than those set forth in the articles of incorporation of the Corporation and any amendments thereto, and the Shareholders’ Agreement. Other than the common shares of the Corporation owned by each Vendor as described in Section 4(c), no Vendor owns, or has any other interest, directly or indirectly, in any shares or other equity interests in the capital of the Corporation;

(e)	The Corporation is a corporation duly incorporated and organized and validly subsisting under the federal laws of Canada. The Corporation has the corporate power and authority to own, lease or operate its property and conduct its business and activities as currently conducted. The Corporation is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it makes such qualification necessary. The Corporation is duly licensed, registered and qualified to do business in each jurisdiction in which it carries on business and is up-to-date in the filing of all required corporate returns and filings;

(f)	The Corporation has the power, legal capacity and authority to enter into and perform its obligations under this Agreement. The Corporation, its shareholders and its board of directors, have taken all necessary or desirable actions, steps and corporate and other proceedings to approve the transfer and sale by the Vendors to the Purchaser of the Initial Shares and the Additional Shares, as the case may be, and such further documents as are necessary and proper to consummate the terms of and transactions contemplated in this Agreement;

(g)	Upon execution and delivery, this Agreement shall constitute a valid and legally binding obligation of the Corporation enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(h)	As of the date hereof, the authorized capital of the Corporation consists of an unlimited number of common shares and an unlimited number of preferred shares, of which 10,000,000 common shares and nil preferred shares are issued and outstanding;

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(i)	Except pursuant to this Agreement and the Shareholders’ Agreement, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for: (i) the purchase of any of issued and outstanding shares of the Corporation owned by the Vendors; (ii) the purchase, subscription, allotment or issuance of any unissued shares or securities of the Corporation; or (iii) the purchase of any of the assets of the Corporation. Other than as set out in the Shareholders’ Agreement, the transfer of the Initial Shares, the Additional Shares and/or the Optioned Shares will not trigger any anti-dilution rights in favour of any other Person;

(j)	The Initial Shares represent 6% of the issued and outstanding common shares in the capital of the Corporation on a Fully-Diluted Basis. Each 100,000 of Additional Shares does and will, upon transfer to the Purchaser, represent 1% of the issued and outstanding common shares in the capital of the Corporation on a Fully-Diluted Basis;

(k)	No shares or other securities of the Corporation have been issued in violation of any Applicable Law or the constating documents of the Corporation or any contract, agreement, commitment and other engagement to which the Corporation is a party or by which it is bound;

(l)	No Vendor nor the Corporation has made any assignment for the benefit of its creditors nor has any receiving order been made against him/it under the Bankruptcy and Insolvency Act (Canada) or similar laws of any other jurisdiction, nor has any petition for such an order been served upon him/it, nor has he/it attempted to take the benefit of any legislation with respect to financially distressed debtors, nor is it an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or under any applicable bankruptcy or insolvency legislation;

(m)	The execution and delivery of this Agreement, the consummation of the transactions herein or the compliance with or fulfilment of the terms and provisions hereof do not and will not result in the breach or violation of any provisions of, constitute a default under, conflict with or cause the acceleration of any obligation of the Corporation or a Vendor under:

(i)	any contract, agreement, order, commitment and other engagement, whether written or oral, to which the Corporation or a Vendor is a party or by which he/it is or his/its properties are bound;

(ii)	any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Corporation;

(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Corporation or a Vendor;

(iv)	any permits, licenses, franchises, certificates, authorizations, consents and approvals of the Corporation or a Vendor; or

(v)	any Applicable Law;

(n)	There are no actions, suits, proceedings (whether or not purportedly on behalf of the Corporation or a Vendor), investigations, arbitrations, prosecutions, grievances or controversy, commenced, pending or, to the knowledge of the Corporation and the Vendors, threatened, against or affecting the Corporation or a Vendor at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency, instrumentality or arbitrator, domestic or foreign. The Corporation and the Vendors are not aware of any existing ground on which any such action, suit, proceeding, investigation, prosecution or grievance might be commenced with any reasonable likelihood of success. The Corporation and the Vendors are not subject to, or in violation or default of, any judgment, order, writ, injunction, decree or rule or any court, administrative agency, governmental authority or arbitrator;

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(o)	Except for the Shareholders’ Agreement, neither the Corporation nor the Vendors are required to give notice to, make any declaration, filing, or registration with, or obtain any consent from, any party in connection with (i) the execution and delivery by the Vendors of this Agreement and each of the other closing documents required hereby, (ii) the performance by the Corporation and the Vendors of their respective obligations hereunder, including the sale of the Initial Shares, the Additional Shares and/or the Optioned Shares, or (iii) the consummation of the transactions contemplated hereby or thereby;

(p)	Each Vendor is not a non-resident of Canada for purposes of the Income Tax Act;

(q)	Except for the Shareholders’ Agreement, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Corporation; and

(r)	The Corporation conducts and has conducted the business of the Corporation and all its other business in accordance with all Applicable Laws, in all material respects.

5.	Covenants.

(a)	Indemnification. The Corporation and the Vendors shall, jointly and severally, indemnify and hold harmless the Purchaser from and against any loss that it may become subject to, as a result of, in connection with, or relating to (i) any breach of any representation or warranty by the Corporation or any Vendor in this Agreement or any closing document delivered pursuant hereto; and (ii) any breach of any covenant or obligation of the Corporation or any Vendor in this Agreement or any closing document delivered pursuant hereto. The aggregate liability of the Corporation and the Vendors under this section shall not exceed the aggregate of: (I) the aggregate purchase price paid for the Initial Shares, the Additional Shares and/or the Optioned Shares; plus (II) the aggregate indebtedness (principal, interest and/or fees) then outstanding pursuant to the Note.

(b)	Debt. Until such time as all indebtedness under the Note is repaid in full by the Corporation, the Corporation covenants and agrees that it shall not, without the prior written consent of the Purchaser, incur any Debt, except for Debt of the Corporation owing to the Purchaser under or pursuant to the Note. “Debt” means and includes: (i) an obligation of the Corporation for borrowed money; (ii) an obligation of the Corporation evidenced by a note, bond, debenture or other similar instrument; (iii) an obligation of the Corporation for the deferred purchase price of property or services, excluding trade payables and other accrued current liabilities incurred in the ordinary course of business in accordance with customary commercial terms; (iv) a capitalized lease obligation of such person; (v) a guarantee, indemnity, or financial support obligation by the Corporation of any other Person; and (vi) a share in the capital of the Corporation that is redeemable by its holder either at a fixed time or on demand.

(c)	Due Diligence. From and after the date hereof and until the Expiry Date, the Vendors and the Corporation shall cause the Corporation to authorize its management to allow the Purchaser and its advisors, upon reasonable notice during normal business hours and at other reasonable times, access to the facilities, vehicles, equipment, records and advisors of the Corporation and access to key employees and top customers of the Corporation for the purpose of completing the Purchaser’s due diligence review. The due diligence investigation will include, without limitation, a complete review of the financial, legal, tax, environmental and insurance records and agreements of the Corporation, and any other matters as the Purchaser’s accountants, tax and legal counsel, and other advisors deem reasonably relevant, and the Vendors and the Corporation shall cause the Corporation to take all reasonable steps necessary to facilitate such due diligence investigation by the Purchaser.

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(d)	Sale/Issuance of Shares. Except as contemplated under this Agreement and/or under Sections 6.3, Article 11 through Article 13 of the Shareholders’ Agreement, until the later of the Expiry Date and such time as all indebtedness under the Note is repaid in full by the Corporation: (i) each Vendor covenants and agrees to not, without the prior written consent of the Purchaser, sell, bargain, transfer, assign, dispose of any of the issued and outstanding shares of the Corporation owned by such Vendor nor enter into any agreement for the transfer, sale, bargain or assignment of, any such shares, nor shall such Vendor grant, or enter into any agreement which has the effect of granting, to any Person any option, right or privilege capable of becoming an agreement for the transfer, sale, bargain or assignment of any of such shares to such Person; and (ii) the Corporation covenants and agrees to not, without the prior written consent of the Purchaser, issue, or grant an option or other right to purchase or subscribe for shares or other securities of the Corporation nor enter into any agreement which has the effect of granting, to any Person any option, right or privilege capable of becoming an agreement for the purchase or subscription for shares or other securities of the Corporation. As a condition precedent to the completion of any proposed transfer under Sections 6.3, Article 11, Article 12 or Article 13 of the Shareholders’ Agreement, the applicable transferee (to the extent such transferee is not already a party hereto) shall enter into an agreement, whereby such transferee consents to the terms of this Agreement and agrees to assume and be bound by all of the obligations of the Vendors under this Agreement.

(e)	Shareholders Agreement. The Corporation and the Vendors covenant and agree that at such time that the Purchaser owns in excess of 50% of the issued and outstanding shares of the Corporation, then at the option of the Purchaser effective upon the giving of written notice to the Corporation and the other shareholders of the Corporation: (i) the Shareholders’ Agreement shall be terminated and be of no further force and effect; or (ii) the refences to ‘80%’ in each of the definition of ‘Special Resolution’, Section 10.1 and Section 22.12 of the Shareholders’ Agreement shall thereupon be deemed to have been amended to ‘70%’.

(f)	Closings. On the closing of any purchase and sale transaction of Initial Shares, Additional Shares and/or the Optioned Shares hereunder, each Vendor shall deliver to the Purchaser: (i) a share certificate(s) evidencing the applicable shares of the Corporation being sold by such Vendor at such closing; and (ii) a share transfer form executed by such Vendor in favour of the Purchaser, substantially in the form attached as Schedule “B” hereto.

(g)	Merger. The Corporation and the Vendors covenant and agree not to take any steps that would hinder the ability of the Purchaser to arrange for a merger of the Corporation into the Purchaser or such other publicly traded entity or such other go-public transaction involving the Corporation, including but not limited to completing an audit of the Corporation.

6.	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Vendors and the Corporation that:

(a)	the Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Nevada;

(b)	the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser;

(c)	this Agreement constitutes a legal, valid and binding obligation enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)	the execution and delivery of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby and its fulfilment of the terms, conditions and provisions hereof will not (with or without the giving of notice of lapse of time, or both) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser, under (i) any applicable law, (ii) any judgment, order, writ, injunction or decree of any regulatory authority having jurisdiction over it, or (iii) the articles, by-laws or any resolutions of the board of directors or shareholders of the Purchaser;

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(e)	the Purchaser will be purchasing the Initial Shares, Additional Shares and Optioned Shares, as applicable, as principal; and

(f)	the Purchaser has not engaged any broker or other agent in connection with the transactions contemplated hereunder and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

7.	Survival

(a)	The representations and warranties of the Corporation and the Vendors in this Agreement and any document or certificate given pursuant hereto or in connection herewith, shall not merge in or be prejudiced by and shall survive and continue in full force and effect until the later of: (i) two years from the Expiry Date; and (ii) such time as all indebtedness under the Note is repaid in full; for the Purchaser’s exclusive benefit, following the Purchaser’s execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of the Purchaser.

(b)	The representations and warranties of the Purchaser in this Agreement and any document or certificate given pursuant hereto or in connection herewith, shall not merge in or be prejudiced by and shall survive and continue in full force and effect until the later of: (i) two years from the Expiry Date; and (ii) such time as all indebtedness under the Note is repaid in full; for the Vendors’ and the Corporation’s exclusive benefit, following the execution, delivery and performance of this Agreement by each of the Vendors and the Corporation, notwithstanding any investigation made by or on behalf of the Vendors or the Corporation.

(c)	The covenants of the Corporation set out in this Agreement and any ancillary agreement, instrument, certificate or other document given pursuant hereto, shall survive in accordance with their respective terms.

8.	General.

(a)	In this Agreement:

(i)	“Applicable Law” means, as to any Person, any federal, provincial, state, municipal or other law, treaty, regulation, rule, ordinance, decree, judgment, order or similar requirement made or issued by any government or governmental, authority or regulatory authority, domestic or foreign applicable to or binding upon that Person, or to which that Person or any of its property is subject;

(ii)	“Business Day” means any day of the year, other than a Saturday, a Sunday or any day on which major banks are closed for business in Toronto, Ontario;

(iii)	“Fully-Diluted Basis” means a calculation of the Corporation's share capital, taking into account all issued and outstanding shares of the Corporation, and the conversion into share capital of the Corporation of all options, warrants, convertible securities and other rights to acquire shares of the Corporation (including, without limitation, shares allocated to the employee stock option plan of the Corporation);

(iv)	“Person” includes an individual, firm, corporation, syndicate, partnership, limited liability company, limited partnership, trust, association, joint venture, unincorporated organization and every other legal or business entity whatsoever;

(v)	“Proportionate Share” means: (i) in respect of DR, 47.5%; (ii) in respect of RK, 31.66%; (iii) in respect of 909 Ontario, 15.84% and (iv) in respect of ML, 5%; and

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(vi)	“Shareholders’ Agreement” means the amended and restated unanimous shareholders agreement of the Corporation dated March 23, 2022.

(b)	Notwithstanding the provisions herein, if at any time the issued and outstanding shares of the Corporation shall be subdivided, redivided, changed, exchanged or converted into a greater number or consolidated into a lesser number of shares, or if such shares are reclassified, then upon the transfer of the Additional Shares or any exercise of the option granted herein, the Purchaser shall be entitled to receive and shall accept in lieu of the Additional Shares and/or Optioned Shares, as applicable, the aggregate number of shares of the appropriate classes that the Purchaser would have been entitled to receive as a result of such subdivision, redivision, change, exchange, conversion, consolidation or reclassification if, on the record date or the effective date thereof, it had been the registered holder of the Additional Shares and/or Optioned Shares, as the case may be.

(c)	Each of the parties hereto shall, from time to time, at the request of any other party, without any additional consideration, furnish the other party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be necessary, appropriate and/or desirable to carry out the provisions of this Agreement and to give effect to the transactions contemplated hereby. Notwithstanding anything contained herein or in the Shareholders’ Agreement, each of the Vendors and the Corporation hereby irrevocably waives any right of first refusal, pre-emptive or anti-dilution right, right to receive notice, consent/approval rights or any other similar rights or requirements contained in the Shareholders’ Agreement that may arise or exist in connection with or as a result of the transfer of the Initial Shares, the Additional Shares and/or the Optioned Shares, and/or the consummation of the transactions contemplated hereby, and each of the Vendors and the Corporation hereby irrevocably consents to the transfer of the Initial Shares, the Additional Shares and/or the Optioned Shares in accordance with this Agreement.

(d)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person (including by courier service) or transmitted by e- mail, addressed as follows:

If to the Vendors:

DR: Daniel Rubin

448 Autumn Hill Blvd.

Thornhill, Ontario L4J 9B8

Email: dan@buddingequity.com

RK: Robert Klein

229 Strathallan Wood Blvd.

Toronto, Ontario M5N 1T5

Email: rob@buddingequity.com

909 Ontario: 909663 Ontario Limited

229 Strathallan Wood Blvd.

Toronto, Ontario M5N 1T5

Email: rob@buddingequity.com

ML: Michael Lickver

8 Parkwood Avenue

Toronto ON M4V 2W8

Email: mike.lickver@gmail.com

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If to the Corporation:

53 Cliff Gunn Road

Newmarket ON L3X 3J7

Email: dan@buddingequity.com

Attention: Daniel Rubin

If to the Purchaser:

c/o Raskin Legal

10 Keri Lane

Spring Valley, New York 10977

E-Mail: zr@raskinlegal.com

Attention: Zvi Raskin

or any other address or e-mail address of which notice has been given in accordance with this Section. Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted if delivered or transmitted during normal business hours on a Business Day (or, if such day is not a Business Bay, on the next following Business Day). Any party hereto may change its address from time to time by notice given to the other parties in accordance with the foregoing.

(e)	The inclusion in this Agreement of headings and subheadings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(f)	In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing one gender include all genders.

(g)	Unless otherwise stated, all references in this Agreement to dollar amounts, "dollars" or "$" are references to Canadian dollars.

(h)	Time shall be of the essence of this Agreement.

(i)	This Agreement shall be binding upon and enure to the benefit of the parties hereto, and their respective heirs, executors, administrators, successors and assigns, as the case may be.

(j)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to its conflict of laws principles.

(k)	All of the provisions of this Agreement shall be treated as separate and distinct and if any provision hereof is declared invalid or unenforceable, the same shall be severed and deleted herefrom and the other provisions shall nevertheless remain in full force and effect.

(l)	This Agreement may be executed in counterparts and delivered electronically, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

(m)	This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and there are no warranties, representations or agreements among the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement, effective as of the day and year first above written.

/s/ Daniel Rubin
Witness	Daniel Rubin

/s/Robert Klein
Witness	Robert Klein

/s/Michael Lickver
Witness	Michael Lickver

909663 ONTARIO LIMITED

By:	/s/Robert Klein
Name: Robert Klein
Title: President

BUDDING EQUITY INC.

Per:	/s/Daniel Rubin
Name: Daniel Rubin
Title: CEO

INTERNATIONAL STAR INC.

Per:	/s/ Nochum Greenberg
Name: Nochum Greenberg
Title: CEO

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SCHEDULE “A”

NOTICE OF EXERCISE OF OPTION

TO:	DANIEL RUBIN, ROBERT KLEIN, 909663 ONTARIO LIMITED AND MICHAEL LICKVER (collectively, the “Vendors”)

AND TO:	BUDDING EQUITY INC. (the “Corporation”)

In accordance with the Share Purchase Agreement among the Vendors, the Corporation and International Star Inc. dated as of the ● day of August, 2022 (the “Share Purchase Agreement”), the undersigned hereby gives you notice that it is exercising its option to purchase an aggregate of ● issued and outstanding common shares in the capital of the Corporation (the “Purchased Shares”), as follows:

(a)	● issued and outstanding common shares in the capital of the Corporation owned by Daniel Rubin, being Daniel Rubin’s Proportionate Share (as defined in the Share Purchase Agreement) of the Purchased Shares;

(b)	● issued and outstanding common shares in the capital of the Corporation owned by Robert Klein, being Robert Klein’s Proportionate Share of the Purchased Shares;

(c)	● issued and outstanding common shares in the capital of the Corporation owned by Michael Lickver, being Michael Lickver’s Proportionate Share of the Purchased Shares; and

(d)	● issued and outstanding common shares in the capital of the Corporation owned by 909663 Ontario Limited, being 909663 Ontario Limited’s Proportionate Share of the Purchased Shares.

All of the terms and conditions of the completion of such share purchase transaction shall be in accordance with the Share Purchase Agreement.

DATED this ___ day of ________, 20__ .

INTERNATIONAL STAR INC.

Per:
Name:
Title:

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SCHEDULE “B”

FORM OF SHARE TRANSFER

SHARE TRANSFER FORM

TO:	BUDDING EQUITY INC. (the “Corporation”)

AND TO:	THE DIRECTORS

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers to INTERNATIONAL STAR INC.,           common shares in the capital of the Corporation registered in the name of the undersigned and hereby irrevocably nominates, constitutes and appoints the proper officer of the Corporation as attorney to effect such transfer on the books of the Corporation with full power of substitution in the premises.

DATED the ___ day of ________, 20__ .

Witness	●

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